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                                                                    EXHIBIT 10.1


                              SEVENTH AMENDMENT TO
                           LOAN AND SECURITY AGREEMENT


This Amendment is made effective as of the 1st day of December, 2002, by and among HEI, Inc., a Minnesota corporation ("HEI"), Cross Technology, Inc., a Minnesota corporation ("Cross" and, together with HEI, the "Borrower"), and LaSalle Business Credit, Inc., a Delaware corporation (the "Lender").

                                    Recitals

HEI and the Lender have entered into that certain Loan and Security Agreement dated as of July 31, 2000, as amended (collectively, the "Loan Agreement").

HEI may request certain advances from the Lender from time to time pursuant to the Loan Agreement, and the Lender has agreed to make capital expenditure loans, to make term loans, to make machinery and equipment loans, and to make available letters of credit, to or for the benefit of HEI pursuant to the terms of the Loan Agreement.

The revolving loan advances under the Loan Agreement are evidenced by HEI's amended and restated revolving note dated October 31, 2001, in the maximum principal amount of $5,000,000 and payable to the order of the Lender (the "Revolving Note"). The capital expenditure loans made under the Loan Agreement to date are evidenced by HEI's amended and restated capital expenditure notes dated November 1, 2002 in the respective original principal amounts of $715,750.00, $423,333.40, $315,000.00 and $505,966.61 (collectively, the "Capex
Note").

All indebtedness of HEI to the Lender is secured pursuant to the terms of the Loan Agreement and all Other Agreements as defined therein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2. The Loan Agreement is hereby amended as follows:

         (a) Section 1(a) of the Loan Agreement is hereby amended by (i) deleting the figure "$5,000,000.00" contained in the definition of REVOLVING LOAN COMMITMENT set forth in said Section and replacing the same with the figure "$3,000,000.00", and (ii) by deleting the definition of REVOLVING NOTE set forth in said Section and replacing the same with the following: "REVOLVING NOTE" shall mean the amended and restated revolving note in the maximum original principal amount of $3,000,000, executed by Borrower to the order of LaSalle, dated as of December 1, 2002, as the same may be amended, restated and/or modified from time to time.

         (b) Section 1(a) of the Loan Agreement is hereby further amended by deleting the definition of DEBT SERVICE COVERAGE RATIO set forth therein and replacing the same with the following: "DEBT SERVICE COVERAGE RATIO" shall mean with respect to any period, and on an aggregate basis including the Borrower and all Affiliates of the Borrower, the ratio of (i) net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus deferred taxes, plus depreciation and amortization deducted in determining net income for such period, plus interest expense, minus Capital Expenditures for such period not financed, minus any cash dividends paid or accrued and cash withdrawals paid or accrued to shareholders or other Affiliates for such period which were not calculated in determining net income after taxes, and plus the after-tax increase in LIFO reserves or minus the after-tax decrease in LIFO reserves, to (ii)current principal maturities of long term debt and capitalized leases paid or scheduled



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              to be paid during such period, plus interest expense, plus any prepayments on indebtedness owed to any Person (except trade payables, revolving loans and any prepayment to the Lender required pursuant to Section 5 of the Seventh Amendment to Loan and Security Agreement dated as of December 1, 2002 by and between the Lender and the Borrower) and paid during such period.

         (c) Section 5(a) of the Loan Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following:

              "(a)Rates of Interest. Interest accrued on all loans shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed thru the last calendar day of the preceding month, and also, in the case of a LIBOR Rate Loan, in addition to monthly, at the end of the Interest Period applicable thereto; (ii) the occurrence of an Event of Default in consequence of which LaSalle elects to accelerate the maturity and payment of the liabilities; and (iii) termination of this Agreement pursuant to paragraph 12 hereof. At Borrower's election, except as otherwise provided in paragraph 6 hereof, interest shall accrue on: (A) the unpaid principal balance of the Capex Loan made to Borrower outstanding at the end of each day at (x) a fluctuating rate per annum equal to three percent (3.0%) above the Prime Rate or (y) a fixed rate per annum equal to five and one-half percent (5.50%) above the LIBOR Rate; (B) the principal amount of the Revolving Loans made to Borrower outstanding at the end of each day at (x) a fluctuating rate per annum equal to two and three-fourths percent (2.75%) above the Prime Rate or (y) a fixed rate per annum equal to five and one-fourth percent (5.25%) above the LIBOR Rate; (C) the unpaid principal balance of the Term Loan made to the Borrower at a fluctuating rate per annum equal to five percent (5.00%) above the Prime Rate; and (D) the unpaid principal balance of the M&E Loan made to Borrower outstanding at the end of each day at (x) a fluctuating rate per annum equal to three percent (3.0%) above the Prime Rate or (y) a fixed rate per annum equal to five and one-half percent (5.50%) above the LIBOR Rate. Notwithstanding the foregoing, the interest rates set forth above (other than the interest rate set forth in clause (C) above) shall be reduced by one percent (1.0%) on the first day of the first calendar month following LaSalle's receipt and satisfactory review of Borrower's financial statements (the "Rate Reduction Date") if such financial statements, delivered to LaSalle in accordance with paragraph 11. hereof, reflect that the Borrower's Debt Service Coverage Ratio (calculated on a trailing 12-month basis) equals or exceeds 1.25 to 1.0. The rate of interest payable on Prime Rate Loans shall increase or decrease an amount equal to the increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate occurs. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all loans shall bear interest on demand at a rate per annum equal to
              (1) with respect to the Capex Loan, the rate of interest then in effect in paragraph 5(a)(A) plus two percent (2.0%), (2) with respect to Revolving Loans, the rate of interest then in effect under paragraph 5(a)(B) plus two percent (2.0%), (3) with respect to Term Loans, the rate of interest then in effect under paragraph 5(a)(C) plus two percent (2.0%), and (4) with respect to the M&E Loan, the rate of interest then in effect under paragraph 5(a)(D) plus two percent (2.0%)."

         (d) Section 5(d) of the Loan Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following: "(d) Letter of Credit Fees. Borrower shall remit to LaSalle a letter of credit fee equal to four and one-fourth percent (4.25%) per annum on the aggregate undrawn face amount of the Victoria Letter of Credit, which fee shall be payable monthly in arrears on each day that interest is payable hereunder; provided, however, that such fee shall be reduced by one percent (1.0%) per annum on the first day of the first calendar month following LaSalle's receipt and satisfactory review of Borrower's financial statements if such financial statements, delivered to LaSalle in accordance with paragraph 11 hereof, reflect that the Borrower's Debt Service Coverage Ratio (calculated on a trailing 12-month basis) equals or exceeds 1.25 to 1.0."

         (e) Section 5(i) of the Loan Agreement is hereby amended by deleting said Section in its entirety.

         (f) Section 14(n)(i) of the Loan Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following: "(i) Tangible Net Worth. Borrower shall maintain, on an aggregate basis with all Affiliates of Borrower, at all times (A) from December 1, 2002 through August 2, 2003, a Tangible Net Worth of not less than eleven million two hundred fifty thousand dollars ($11,250,000); (B) as of the fiscal year ending August 31, 2003, a Tangible Net Worth of not less than eleven million five



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              hundred thousand dollars ($11,500,000), (C) as of each fiscal year end thereafter, a Tangible Net Worth of not less than five hundred thousand dollars ($500,000) in excess of the actual Tangible Net Worth as of the immediately previous fiscal year end, and (D) throughout each fiscal quarter after the fiscal year ending August 31, 2003, a Tangible Net Worth of not less than ninety percent (90%) of the actual Tangible Net Worth for the most recently ended fiscal year."

         (g) Section 14(n)(ii) of the Loan Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following:

              "(ii) Interest Coverage Ratio. Borrower shall maintain, on an aggregate basis with all Affiliates of Borrower, as of the end of each fiscal quarter commencing with the fiscal quarter ending August 31, 2003 (and measured on a cumulative fiscal year-to-date basis) a ratio of (A) net income, plus interest, taxes, depreciation and amortization, less unfinanced Capital Expenditures to (B) interest expense, of not less than 1.50 to 1.00;"

         (h) Section 14(n)(iii) of the Loan Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following:

              "(iii) Debt Service Coverage Ratio. Borrower shall maintain, on an aggregate basis with all Affiliates of Borrower, a Debt Service Coverage Ratio, (1) as of the fiscal quarter ending August 31, 2003 of not less than 0.35 to 1.0, and (2) as of the end of each fiscal quarter thereafter, of not less than
                  1.25 to 1.00."

         (i) Section 14(n)(iv) of the Loan Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following:

              "(iv) Year to Date Loss. Borrower shall have a loss before taxes, measured as of the end of each fiscal month on a fiscal year to date basis, of not more than (1) $1,750,000 through and including the fiscal month ending August 2, 2003, and (2) $1,500,000 as of the fiscal year ending August 31, 2003."

         (i) Section 14(s) of the Loan Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following:

              "(s) Borrower shall at all times maintain Excess Availability in an amount not less than $500,000."

         (j) Section 14(u) of the Loan Agreement is hereby amended by deleting said Section in its entirety.

3. The Borrower has provided the Lender with certain information indicating a violation by the Borrower of the covenants set forth at Sections 14(n)(i) and 14(n)(iv) of the Loan Agreement relating to Tangible Net Worth and Year to Date Loss, in each case with respect to the Borrower's fiscal quarter ended November 30, 2002, and has requested that the Lender waive such violations. In addition, the Borrower has not delivered or caused to be delivered to the Lender the annual financial statements of the Borrower and its Subsidiaries described in
Section 14(b)(ii) of the Loan Agreement for the Borrower's fiscal year ended August 31, 2002. Such financial statements were to be delivered to the Lender by November 30, 2002. The Borrower's breach of the covenants set forth in Sections 14(n)(i), 14(n)(iv), and 14(b)(ii) described above each constitutes an Event of Default under the Loan Agreement, absent appropriate waivers. The Lender hereby waives each Event of Default which is the result of the covenant violations specifically described above; provided, however, that such waiver as to the violation of the financial statement covenant set forth in Section 14(b)(ii) shall be null and void and of no force or effect whatsoever if the annual financial statements described above for the Borrower's fiscal year ended August 31, 2002 are not delivered to the Lender on or before December 31, 2002. Except for the specific waivers set forth in the immediately preceding sentence, the Lender is not waiving any Default, Event of Default, covenant, violation, or breach of the Loan Agreement or any of the Other Agreements, whether or not known to the Lender and whether or not existing on the date hereof or any other event, circumstance or condition which with the giving of notice or the passage of time, or both, would constitute a Default, Event of Default, violation or breach of the Loan Agreement or any of the Other Agreements. Lender specifically reserves the right to exercise any and all rights and remedies available to it under the Loan Agreement and the documents related thereto in the event of a Default or an Event of Default at any time in the future. Without limiting the foregoing, Lender expects that the Borrower will maintain compliance with all its covenants under and relating to the



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Loan Agreement, including the covenant regarding Tangible Net Worth, the covenant regarding Interest Coverage Ratio, the covenant regarding Debt Service Coverage Ratio and the net income (loss) covenant, and Lender will closely monitor the same in the future to ascertain such continued compliance. The failure or forbearance by Lender to exercise any of its rights or remedies at any time shall not constitute a waiver of any such rights or remedies.

4. Except as otherwise provided in this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and shall apply to any advance thereunder.

5. This Amendment shall be effective as of December 1, 2002, upon receipt by the Lender of (1) an executed original hereof, together with such promissory notes, resolutions, opinions of counsel and other documents, instruments and agreements as the Lender may require, (2) a fully-earned, non-refundable amendment fee in an amount equal to $50,000, and (3) a one-time principal payment in the amount of $1,000,000 to be applied by the Lender to the Capex Note in such manner as the Lender may determine in its sole and absolute discretion.

6. The Borrower hereby represents and warrants to the Lender as follows:

         (a) The Borrower has requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

         (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan Agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, except that the consent of U.S. Bank National Association ("US Bank") is required under the Business Loan Agreement dated May 24, 1999 with US Bank (the "US Bank Agreement") for any additional indebtedness incurred after the date of the US Bank Agreement.

         (c) All of the representations and warranties contained in paragraph 13 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, and except to the extent that such representations and warranties are incorrect as a result of a failure to obtain the above-described consent under the US Bank Agreement.

7. All references in the Loan Agreement to "this Agreement" shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Other Agreements to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

8. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9. The Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Agreement, the Other Agreements and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender, for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to


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the Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

10. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the day and year first above written.

                                       HEI, INC.


                                       By:
                                          --------------------------------------
                                          Its:
                                              ----------------------------------


                                       CROSS TECHNOLOGY, INC.


                                       By:
                                          --------------------------------------
                                          Its:
                                              ----------------------------------


                                       LASALLE BUSINESS CREDIT, INC.


                                       By:
                                          --------------------------------------
                                          Its:
                                              ----------------------------------